Exhibit 99.1

Benihana Inc. Reports a 10.3% Increase in Fourth Quarter 2006 Comparable Restaurant Sales; Total Restaurant Sales Grew 11.7% in the Fourth Quarter

    MIAMI--(BUSINESS WIRE)--April 4, 2006--Benihana Inc. (NASDAQ:
BNHNA and BNHN), operator of the nation's largest chain of Japanese theme and sushi restaurants, today reported a 10.3% increase in company-wide comparable restaurant sales for the twelve-week period ended March 26, 2006. Total restaurant sales increased 11.7% to $60.8 million from $54.4 million last year.
    For the fiscal fourth quarter of 2006, comparable restaurant sales for the Benihana teppanyaki restaurants, which accounted for approximately 77% of consolidated restaurant sales, increased 8.3%. In addition, comparable restaurant sales rose 30.5% at RA Sushi and 8.1% at Haru, with eight and six units, respectively in their comparable restaurant base. The Company considers units in operation twelve months or longer to be a part of the comparable restaurant base.
    For the fifty-two week period ending March 26, 2006, company-wide comparable restaurant sales increased 8.7%. Comparable restaurant sales for Benihana teppanyaki, which accounted for approximately 78% of consolidated restaurant sales, were up 7.2%, while RA Sushi and Haru reported comparable restaurant sales gains of 29.9% and 2.8%, respectively. Total restaurant sales increased 12.5% to $244.0 million from $216.8 million last year.
    "Our fiscal fourth quarter sales results topped off what can only be described as a banner year at Benihana. We generated significant top-line momentum across all of our concepts, and further solidified our position as the premier destination for Japanese theme and sushi dining," said Joel A. Schwartz, President and CEO.
    "In order to maintain that status, we have developed a new, more contemporary prototype for new units. Similarly, the 20-25 older units slated for remodeling will incorporate many of the new prototype's design elements. Although it's too early to draw definitive conclusions, our newly renovated Short Hills, New Jersey location has already experienced sales growth above our expectations in just its first three weeks. In terms of our principal growth concept, RA Sushi, the recently opened restaurant in Houston, Texas is off to a strong start and speaks to the portability of the concept. As we look ahead, we will continue executing our revitalization plan and growth strategy and are optimistic about our prospects in 2007 and beyond," he concluded.

    About Benihana

    Benihana Inc. (NASDAQ:BNHNA and BNHN), now in its 41st year, operates 74 restaurants nationwide, including 56 Benihana teppanyaki restaurants, seven Haru sushi restaurants, one Doraku restaurant and, after opening its newest restaurant in Palm Beach Gardens, Florida, ten RA Sushi Bar Restaurants. Under development at present are nine restaurants - three Benihana teppanyaki restaurants and six RA Sushi restaurants. In addition, a total of 23 franchised Benihana teppanyaki restaurants are now open or under development in the U.S. and Latin America.

    CONTACT: Benihana Inc.
             Joel A. Schwartz / Michael R. Burris, 305-593-0770 or
             Integrated Corporate Relations
             Tom Ryan / Raphael Gross, 203-682-8200